Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-144470 of Kforce Inc. on Form S-8 of our report dated June 21, 2013 relating to the financial statements and supplemental schedules of the Kforce Government Practice Plan as of December 31, 2012 and for the year then ended, appearing in this Annual Report on Form 11-K of the Kforce Government Practice Plan for the year ended December 31, 2012.

/s/ Warren Averett, LLC

Tampa, Florida
June 21, 2013